Pricing Supplement Dated January 19, 1999                    Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                        File No. 333-45373
 Prospectus Supplement dated March 2, 1998)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES
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
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Principal Amount:              $50,000,000                    Trade date:              January 19, 1999
Currency or Currency  Unit:    US Dollars                     Original Issue Date:     January 25, 1999
Issue Price:                   100%                           Agent's Discount or Commission:     0.125%
Net Proceeds to Issuer:        $49,937,500                    Agents: Lehman Brothers Inc.
Maturity Date:                 January 25, 2000               CUSIP Number:     69332H GF 7
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Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:                 [   ]  Commercial Paper Rate       [   ]  CD Rate    [   ]  Federal Funds Effective Rate
                                    [ X ]  LIBOR     [   ]  Treasury Rate       [  ] Prime Rate  [   ]  Other
                                         (  ) Reuters Page:                                                    (see attached)
                                                            ------------------
                                         ( X ) Telerate Page:  3750
                                                            ------------------


Spread:                             plus 0.40%

Initial Interest Rate:              To be determined January 21, 1999

Interest Reset Dates:               Quarterly, April 25, 1999, July 25, 1999, October 25, 1999, or next Business Day

Interest Determination Date:        Two London Banking Days prior to Interest Reset Date

Interest Payment Dates:             Quarterly, April 25, 1999, July 25, 1999, October 25, 1999, January 25, 2000 or next
                                    Business Day

Index Maturity:                     3 Month

Day Count Convention:               [ X ]  Actual/360               [   ]  Actual/Actual               [  ]  30/360

Option to Receive Payments in Specified Currency:    [   ]  Yes                 [   ]  No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price: _________________ %
     Annual Redemption Price Reduction: _________________ % until Redemption Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [   ]  Yes                [ X ]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [   ]  Certificated

Agent's Capacity: [   ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

         [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of ____% of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of                   % of Principal Amount.
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